S&P GLOBAL REVENUE INCREASED 14% IN SECOND QUARTER

COVID-19 Pandemic Led to a Surge of Liquidity-driven Corporate Bond Issuance

Revenue and Operating Profit Grew Across All Four Divisions

Diluted EPS Increased 46% to $3.28; Adjusted Diluted EPS Increased 40% to $3.40

Operating Profit Margin Improved 920 Basis Points to 56.9%

Adjusted Operating Profit Margin Improved 740 Basis Points to 58.7%

Several New Products Launched During the Quarter

Company Refines Planning Scenarios Associated with Managing COVID-19 Risks

Company Increases 2020 Guidance

New York, NY, July 28, 2020 – S&P Global (NYSE: SPGI) today reported second quarter 2020 results with revenue of $1,943 million, an increase of 14% compared to the same period last year. Net income increased 43% to $792 million and diluted earnings per share increased 46% to $3.28 primarily due to revenue growth in S&P Global Ratings and reduced expenses from COVID-19 related management actions.

Adjusted net income increased 37% to $822 million and adjusted diluted earnings per share increased 40% to $3.40 primarily due to revenue growth in S&P Global Ratings and reduced expenses across the Company from COVID-19 related management actions. The adjustments in the second quarter of 2020 were associated with restructurings in Corporate, a gain on a divestment, as well as deal-related amortization and Kensho retention-related expenses.

“Companies, particularly in the U.S., have turned to the bond market to raise liquidity during this COVID-19 pandemic while central banks have initiated bond purchase programs to support market liquidity. The need for our products has increased during these uncertain times and we are proud that our people and our organization have delivered the insights and essential intelligence that the market expects from us. In fact, all four of our divisions delivered solid growth during the quarter,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “These are unprecedented times and over 99% of our employees continue to work from home. I am proud of their efforts not only to ensure that all of our operations continue uninterrupted, but also to innovate with new product launches and advance our investment and productivity programs while supporting the markets and our customers with relevant and timely ratings, benchmarks, research, data and analytics.”

Profit Margin: The Company’s operating profit margin increased 920 basis points to 56.9% and the adjusted operating profit margin increased 740 basis points to 58.7% primarily due to revenue growth in S&P Global Ratings and reduced expenses due to management actions in response to COVID-19.

Return of Capital: No new share repurchases were made in the second quarter while our existing ASR program was in place. On July 27, this ASR program was completed. During the second quarter, the Company paid $162 million in dividends. During the first half of 2020, the Company has returned $1.47 billion to shareholders consisting of $1.15 billion in share repurchases and $323 million in dividends.

Ratings: Revenue increased 26% to $1,006 million in the second quarter primarily due to strong global investment-grade issuance, including record quarterly U.S. investment-grade issuance. Transaction revenue increased 48% to $624 million due primarily to an increase in global bond issuance partially offset by decreased bank loan rating activity. Non-transaction revenue increased 1% to $382 million.

Operating profit increased 51% to $693 million and the operating profit margin improved 1,150 basis points to 68.9% compared to the second quarter of 2019. Adjusted operating profit increased 47% to $695 million and the adjusted operating profit margin improved 1,020 basis points to 69.1%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 2% to $240 million in the second quarter of 2020 due primarily to a 20% increase in exchange-traded derivative fees and a 6% gain in data and custom subscriptions.

Asset-linked fees include fees associated with ETFs, mutual funds, and certain over-the-counter derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 2% year-over-year. However, quarter-ending ETF AUM associated with our indices was $1,616 billion, a 6% increase from 2Q 2019.

Operating profit increased 5% to $171 million and the operating profit margin increased 220 basis points to 71.4%. Adjusted operating profit increased 5% to $172 million and the adjusted operating profit margin improved 210 basis points to 71.9%. Operating profit attributable to the Company increased 5% to $125 million. Adjusted operating profit attributable to the Company increased 5% to $126 million.

Market Intelligence: Revenue increased 6% to $516 million in the second quarter of 2020 with growth in Data Management Solutions, Credit Risk Solutions, and Desktop as well as the addition of 451 Research. Quarterly operating profit increased 16% to $159 million and the operating profit margin improved 280 basis points to 30.8% as increased revenue outpaced modestly higher expenses. Adjusted operating profit increased 13% to $177 million and adjusted operating profit margin improved 220 basis points to 34.4%.

Platts: Revenue increased 2% to $217 million with growth in both the core subscription business and Global Trading Services. Quarterly operating profit increased 12% to $124 million and the operating profit margin increased 500 basis points to 57.3% due to revenue growth and lower expenses. Adjusted operating profit increased 9% to $127 million and adjusted operating profit margin increased 400 basis points to 58.3%.

Corporate Unallocated Expense: This expense decreased from $58 million in the prior period to $42 million in the second quarter of 2020 due primarily to a reduction in restructuring expenses versus the prior period. Adjusted Corporate Unallocated expense declined from $35 million in the prior period to $30 million due primarily to lower rental expense from a reduction in the Company's real estate footprint and lower professional fees, partially offset by a contribution to the S&P Global Foundation made in 2020.

Provision for Income Taxes: The Company’s effective tax rate decreased to 21.7% in the second quarter of 2020 compared to 23.0% in the same period last year and the Company’s adjusted effective tax rate decreased to 21.7% in the second quarter of 2020 compared to 23.1% in the same period last year. Both declines were due primarily to the successful resolution of tax examinations in various jurisdictions.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the second quarter were $2.7 billion. In the first six months of 2020, cash provided by operating activities was $1,617 million, cash used for investing activities was $186 million, and cash used for financing activities was $1,610 million. Free cash flow in the first six months of 2020 was $1,507 million, an increase of $602 million from the same period in 2019, primarily due to an increase in net income and the timing of U.S. federal estimated tax payments.

Outlook: Due to the uncertainties associated with COVID-19, S&P Global has analyzed several scenarios that are contingent on the depth and duration of the COVID-19 pandemic and its resulting impact on economic and market-specific drivers that may impact the Company’s businesses. This quarter, S&P Global has disclosed two specific scenarios as part of its second quarter 2020 earnings materials, with the “late 3Q recovery” being the baseline scenario at this point in time and the basis for the following revised guidance. GAAP diluted EPS guidance is increased from a range of $9.50 to $9.70 to a new range of $10.25 to $10.45. Adjusted diluted EPS guidance is increased from a range of $9.95 to $10.15 to a new range of $10.75 to $10.95. Additional details for these scenarios are presented on slides 43-47 of the second quarter 2020 earnings materials which are available at http://investor.spglobal.com/Quarterly-Earnings.
Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow, and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7 and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2020 earnings results on a conference call scheduled for today, July 28, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until October 28, 2020. U.S. participants may call (888) 566-0398; international participants may call +1 (402) 998-0588 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the scenarios we are using to project the impact of the pandemic on the Company, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:
▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility including natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration;

▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, and S&P Global Market Intelligence, including the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and the health of the energy and commodities markets;
▪our ability to attract, incentivize, and retain key employees;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company’s ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements, including the Tax Cuts and Jobs Act on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K and Item 1A, Risk Factors in our most recently filed Form 10-Q.

About S&P Global
S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical business factors. We've been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
David Guarino
Chief Communications Officer
(212) 438-1471 (office)
dave.guarino@spglobal.com

Christopher Krantz
Lead, Executive Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2020 and 2019
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change

Revenue	$1,943	$1,704	14%	$3,729	$3,275	14%
Expenses	839	891	(6)%	1,720	1,757	(2)%
Gain on disposition	(1)	—	N/M	(8)	—	N/M
Operating profit	1,105	813	36%	2,017	1,518	33%
Other (income) expense, net	(10)	(6)	(61)%	(9)	97	N/M
Interest expense, net	40	37	8%	74	73	1%
Income before taxes on income	1,075	782	38%	1,952	1,348	45%
Provision for taxes on income	233	180	29%	421	293	44%
Net income	842	602	40%	1,531	1,055	45%
Less: net income attributable to noncontrolling interests	(50)	(47)	(6)%	(100)	(90)	(11)%
Net income attributable to S&P Global Inc.	$792	$555	43%	$1,431	$965	48%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.29	$2.25	46%	$5.92	$3.92	51%
Diluted	$3.28	$2.24	46%	$5.90	$3.89	51%

Weighted-average number of common shares outstanding:
Basic	240.9	246.1		241.5	246.4
Diluted	241.9	247.4		242.6	247.9

Actual shares outstanding at period end				241.0	246.3

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
June 30, 2020 and December 31, 2019
(dollars in millions)

(unaudited)	June 30,	December 31,
	2020	2019

Assets:
Cash, cash equivalents, and restricted cash	$2,684	$2,886
Other current assets	1,775	1,826
Total current assets	4,459	4,712
Property and equipment, net	299	320
Right of use assets	626	676
Goodwill and other intangible assets, net	5,107	4,999
Other non-current assets	614	641
Total assets	$11,105	$11,348

Liabilities and Equity:
Unearned revenue	1,850	1,928
Other current liabilities	1,190	1,165
Long-term debt	3,950	3,948
Lease liabilities — non-current	578	620
Pension, other postretirement benefits and other non-current liabilities	866	883
Total liabilities	8,434	8,544
Redeemable noncontrolling interest	2,403	2,268
Total equity	268	536
Total liabilities and equity	$11,105	$11,348

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2020 and 2019
(dollars in millions)

(unaudited)	2020	2019

Operating Activities:
Net income	$1,531	$1,055
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	39	41
Amortization of intangibles	61	63
Deferred income taxes	3	30
Stock-based compensation	22	33
Gain on disposition	(8)	—
Pension settlement charges, net of taxes	2	85
Other	41	50
Net changes in other operating assets and liabilities	(74)	(347)
Cash provided by operating activities	1,617	1,010

Investing Activities:
Capital expenditures	(18)	(46)
Acquisitions, net of cash acquired	(185)	(4)
Changes in short-term investments and other	17	(3)
Cash used for investing activities	(186)	(53)

Financing Activities:
Dividends paid to shareholders	(323)	(281)
Distributions to noncontrolling interest holders, net	(92)	(59)
Repurchase of treasury shares	(1,153)	(644)
Exercise of stock options and employee withholding tax on share-based payments, and other	(42)	(24)
Cash used for financing activities	(1,610)	(1,008)
Effect of exchange rate changes on cash	(23)	13
Net change in cash, cash equivalents, and restricted cash	(202)	(38)
Cash, cash equivalents, and restricted cash at beginning of period	2,886	1,958
Cash, cash equivalents, and restricted cash at end of period	$2,684	$1,920

Exhibit 4

S&P Global
Operating Results by Segment
Three and six months ended June 30, 2020 and 2019
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2020	2019	% Change	2020	2019	% Change

Ratings	$1,006	$801	26%	$1,831	$1,497	22%
Market Intelligence	516	487	6%	1,034	969	7%
Platts	217	213	2%	433	420	3%
Indices	240	235	2%	499	452	10%
Intersegment Elimination	(36)	(32)	(11)%	(68)	(63)	(8)%
Total revenue	$1,943	$1,704	14%	$3,729	$3,275	14%

	Expenses			Expenses

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$313	$341	(8)%	$618	$669	(8)%
Market Intelligence (b)	357	350	2%	728	698	4%
Platts (c)	93	102	(9)%	197	209	(6)%
Indices (d)	69	72	(5)%	146	140	5%
Corporate Unallocated expense (e)	42	58	(28)%	91	104	(13)%
Intersegment Elimination	(36)	(32)	(11)%	(68)	(63)	(8)%
Total expenses	$838	$891	(6)%	$1,712	$1,757	(3)%

	Operating Profit			Operating Profit

	2020	2019	% Change	2020	2019	% Change

Ratings (a)	$693	$460	51%	$1,213	$828	47%
Market Intelligence (b)	159	137	16%	306	271	13%
Platts (c)	124	111	12%	236	211	12%
Indices (d)	171	163	5%	353	312	13%
Total reportable segments	1,147	871	32%	2,108	1,622	30%
Corporate Unallocated expense (e)	(42)	(58)	28%	(91)	(104)	13%
Total operating profit	$1,105	$813	36%	$2,017	$1,518	33%

(a)  The three and six months ended June 30, 2019 includes employee severance charges of $11 million. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three and six months ended June 30, 2020, and $1 million for the three and six months ended June 30, 2019.
(b)  The three and six months ended June 30, 2020 includes a gain on disposition of $1 million and $8 million, respectively, and the six months ended June 30, 2020 includes employee severance charges of $2 million. The three and six months ended June 30, 2019 includes employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $20 million and $19 million is included for the three months ended June 30, 2020 and 2019, respectively, and $39 million and $37 million for the six months ended June 30, 2020 and 2019, respectively.
(c) The three and six months ended June 30, 2019 includes employee severance charge of $1 million. Additionally, amortization of intangibles from acquisitions of $2 million and $3 million is included for the three months ended June 30, 2020 and 2019, respectively, and $4 million and $7 million for the six months ended June 30, 2020 and 2019, respectively.
(d)  Amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2020 and 2019 and $3 million for the six months ended June 30, 2020 and 2019.

Exhibit 4

(e) The three and six months ended June 30, 2020 includes employee severance charges of $3 million and $10 million, respectively, and Kensho retention related expense of $2 million and $7 million, respectively. The three and six months ended June 30, 2019 includes Kensho retention related expense of $5 million and $11 million, respectively, employee severance charges of $7 million, and a lease impairment of $5 million. Additionally, amortization of intangibles from acquisitions of $7 million and $13 million is included for the three and six months ended June 30, 2020, respectively, and $7 million and $14 million for the three and six months ended June 30, 2019, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2020 and 2019
(dollars in millions, except per share amounts)
Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2020	2019	% Change	2020	2019	% Change

Ratings	Operating profit	$693	$460	51%	$1,213	$828	47%
	Non-GAAP Adjustments (a)	—	11		—	11
	Deal-related amortization	2	1		2	1
	Adjusted operating profit	$695	$472	47%	$1,216	$841	45%

Market Intelligence	Operating profit	$159	$137	16%	$306	$271	13%
	Non-GAAP Adjustments (b)	(1)	1		(7)	1
	Deal-related amortization	20	19		39	37
	Adjusted operating profit	$177	$157	13%	$338	$310	9%

Platts	Operating profit	$124	$111	12%	$236	$211	12%
	Non-GAAP Adjustments (c)	—	1		—	1
	Deal-related amortization	2	3		4	7
	Adjusted operating profit	$127	$116	9%	$241	$218	10%

Indices	Operating profit	$171	$163	5%	$353	$312	13%
	Deal-related amortization	1	1		3	3
	Adjusted operating profit	$172	$164	5%	$355	$315	13%

Total segments	Operating profit	$1,147	$871	32%	$2,108	$1,622	30%
	Non-GAAP Adjustments (a) (b) (c)	(1)	14		(7)	14
	Deal-related amortization	26	24		48	48
	Adjusted segment operating profit	$1,171	$909	29%	$2,149	$1,683	28%

Corporate Unallocated expense	Corporate Unallocated expense	$(42)	$(58)	(28)%	$(91)	$(104)	(13)%
	Non-GAAP adjustments (d)	5	16		17	23
	Deal-related amortization	7	7		13	14
	Adjusted Corporate Unallocated expense	$(30)	$(35)	(14)%	$(60)	$(67)	(10)%

Total SPGI	Operating profit	$1,105	$813	36%	$2,017	$1,518	33%
	Non-GAAP adjustments (a) (b) (c) (d)	4	30		11	37
	Deal-related amortization	32	31		61	63
	Adjusted operating profit	$1,141	$874	31%	$2,089	$1,617	29%

Exhibit 5
Adjusted Other (Income) Expense, Net

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change

Other (income) expense, net	$(10)	$(6)	(61)%	$(9)	$97	N/M
Non-GAAP Adjustments (e)	(3)	—		(3)	(113)
Adjusted other income, net	$(13)	$(6)	N/M	$(12)	$(16)	23%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change

Provision for income taxes	$233	$180	29%	$421	$293	44%
Non-GAAP adjustments (a) (b) (c) (d) (e)	1	7		4	37
Deal-related amortization	7	7		14	15
Adjusted provision for income taxes	$242	$195	24%	$440	$345	28%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change

Adjusted operating profit	$1,141	$874	31%	$2,089	$1,617	29%
Adjusted other income, net	(13)	(6)		(12)	(16)
Interest expense, net	40	37		74	73
Adjusted income before taxes on income	$1,114	$843	32%	$2,027	$1,560	30%
Adjusted provision for income taxes	$242	$195		$440	$345
Adjusted effective tax rate [1]	21.7%	23.1%		21.7%	22.1%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2020		2019		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$792	$3.28	$555	$2.24	43%	46%
Non-GAAP adjustments (a) (b) (c) (d) (e)	5	0.02	23	0.09
Deal-related amortization	25	0.10	23	0.09
Adjusted	$822	$3.40	$601	$2.43	37%	40%

	Six Months
As Reported	$1,431	$5.90	$965	$3.89	48%	51%
Non-GAAP adjustments (a) (b) (c) (d) (e)	9	0.04	113	0.45
Deal-Related Amortization	47	0.19	47	0.19
Adjusted	$1,487	$6.13	$1,125	$4.54	32%	35%

N/M - not meaningful
Note - Totals presented may not sum due to rounding.

Exhibit 5
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 69%, 34%, 58% and 72% for the three months ended June 30, 2020. Adjusted operating margin for the Company was 59% for the three months ended June 30, 2020. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 66%, 33%, 56% and 71% for the six months ended June 30, 2020. Adjusted operating margin for the Company was 56% for the six months ended June 30, 2020.

(a)  The three and six months ended June 30, 2019 includes employee severance charges of $11 million ($9 million after-tax).
(b)  The three and six months ended June 30, 2020 includes a gain on disposition of $1 million ($1 million after-tax) and $8 million ($8 million after-tax), respectively, and the six months ended June 30, 2020 includes employee severance charges of $2 million ($2 million after-tax). The three and six months ended June 30, 2019 includes employee severance charges of $1 million ($1 million after-tax).
(c) The three and six months ended June 30, 2019 includes employee severance charge of $1 million ($1 million after-tax).
(d)  The three and six months ended June 30, 2020 includes employee severance charges of $3 million ($2 million after-tax) and $10 million ($8 million after-tax), respectively, and Kensho retention related expense of $2 million ($2 million after-tax) and $7 million ($5 million after-tax), respectively. The three and six months ended June 30, 2019 includes Kensho retention related expense of $5 million ($4 million after-tax) and $11 million ($9 million after-tax), respectively, employee severance charges of $7 million ($5 million after-tax), and a lease impairment of $5 million ($4 million after-tax).
(e)  The three and six months ended June 30, 2020 includes a pension related charge of $3 million ($2 million after-tax). The six months ended June 30, 2019 includes a pension related charge of $113 million ($85 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three and six months ended June 30, 2020 and 2019
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
	Three Months
Non-Subscription / Transaction (a)	624	422	48%	13	12	12%	1	3	(66)%	—	—	N/M	—	—	N/M
Non-Transaction (b)	382	379	1%	—	—	N/M	—	—	N/M	—	—	N/M	(36)	(32)	(11)%
Subscription (c)	—	—	N/M	503	471	7%	201	195	3%	43	40	6%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	4	(97)%	—	—	N/M	153	159	(4)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	15	15	5%	44	36	20%	—	—	N/M
Total revenue	$1,006	$801	26%	$516	$487	6%	$217	$213	2%	$240	$235	2%	$(36)	$(32)	(11)%

	Six Months
Non-Subscription / Transaction (a)	1,056	746	42%	26	21	25%	3	5	(40)%	—	—	N/M	—	—	N/M
Non-Transaction (b)	775	751	3%	—	—	N/M	—	—	N/M	—	—	N/M	(68)	(63)	(8)%
Subscription (c)	—	—	N/M	1,007	939	7%	398	386	3%	89	80	11%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	1	9	(92)%	—	—	N/M	312	302	4%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	32	29	12%	98	70	39%	—	—	N/M
Total revenue	$1,831	$1,497	22%	$1,034	$969	7%	$433	$420	3%	$499	$452	10%	$(68)	$(63)	(8)%

N/M - not meaningful
(a) Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b) Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $31 million and $63 million for the three and six months ended June 30, 2020, respectively, and $29 million and $58 million for the three and six months ended June 30, 2019 respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c) Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d) Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e) Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 6
Revenue by Geographic Area

(unaudited)	U.S.			International
	2020	2019	% Change	2020	2019	% Change

	Three Months
Ratings	$618	$454	36%	$388	$347	12%
Market Intelligence	331	304	9%	185	183	1%
Platts	71	71	(1)%	146	142	3%
Indices	199	201	(1)%	41	34	19%
Intersegment elimination	(19)	(16)	16%	(17)	(16)	6%
Total revenue	$1,200	$1,014	18%	$743	$690	8%

	Six Months
Ratings	$1,112	$852	30%	$719	$645	12%
Market Intelligence	669	611	9%	365	358	2%
Platts	142	141	1%	291	279	4%
Indices	422	384	10%	77	68	14%
Intersegment elimination	(37)	(31)	18%	(31)	(32)	(2)%
Total revenue	$2,308	$1,957	18%	$1,421	$1,318	8%

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2020 and 2019
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2020	2019
Cash provided by operating activities	$1,617	$1,010
Capital expenditures	(18)	(46)
Distributions to noncontrolling interest holders, net	(92)	(59)
Free cash flow	$1,507	$905
Settlements of prior-year tax audits	—	50
Payment of legal settlements	—	1
Free cash flow excluding certain items	$1,507	$956

 S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Total revenue	$1,943	$1,704	14%	$3,729	$3,275	14%
Ratings acquisitions	(7)	—		(9)	—
Market Intelligence acquisition and divestitures	(10)	(8)		(20)	(15)
Platts acquisitions and divestiture	—	(2)		(1)	(5)
Total adjusted revenue	$1,926	$1,694	14%	$3,699	$3,255	14%

Organic revenue constant currency basis	$1,933	$1,694	14%	$3,712	$3,255	14%

Ratings Organic Revenue

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Ratings revenue	$1,006	$801	26%	$1,831	$1,497	22%
Acquisitions	(7)	—		(9)	—
Adjusted Ratings revenue	$999	$801	25%	$1,822	$1,497	22%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Market Intelligence revenue	$516	$487	6%	$1,034	$969	7%
Acquisition and divestitures	(10)	(8)		(20)	(15)
Adjusted Market Intelligence revenue	$506	$479	5%	$1,014	$954	6%

Platts Organic Revenue

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Platts revenue	$217	$213	2%	$433	$420	3%
Acquisitions and divestiture	—	(2)		(1)	(5)
Adjusted Platts revenue	$217	$211	3%	$432	$415	4%

Exhibit 7
Indices Organic Revenue

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Indices revenue	$240	$235	2%	$499	$452	10%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$240	$235	2%	$499	$452	10%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2020	2019	% Change	2020	2019	% Change
Adjusted operating profit	$172	$164	5%	$355	$315	13%
Less: income attributable to NCI	46	44		94	84
Adjusted Indices Net Operating Profit	$126	$120	5%	$261	$231	13%

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2020 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$10.25	$10.45
Deal-related amortization	0.40	0.40
Compensation for replacement equity awards and retention plans	0.04	0.04
Restructuring	0.05	0.05
Gain on disposition	(0.03)	(0.03)
Tax rate	0.04
Non-GAAP Diluted EPS	$10.75	$10.95